Exhibit 10.4

DATED THE DAY OF I @f'6 BETWEEN 2025 FOREST FIRST INTERNATIONAL INC AND DEEPGREENX GROUP INC J O I N T V E N T U R E & S H A R E H O L D E R S A G R E E M E N T

TABLE OF CONTENTS

		Page No
ARTICLE 1	DEFINITIONS	2
ARTICLE 2	OBJECTS AND CONDITIONS PRECEDENT	3
ARTICLE 3	THE COMPANY	3
ARTICLE 4	CHARACTER OF THE JOINT VENTURE COMPANY	4
ARTICLE 5	CAPITALIZATION	4
ARTICLE 6	EQUITY OWNERSHIP	4
ARTICLE 7	RESPONSIBILITIES OF FFI	5
ARTICLE 8	RESPONSIBILITIES OF DXG	6
ARTICLE 9	RELATIONSHDXG WITH OTHER PARTY	6
ARTICLE 10	OPERATION OF THE COMPANY	7
ARTICLE 11	INTELLECTUAL PROPERTY	9
ARTICLE 12	PROFITS AND DIVIDENDS	9
ARTICLE 13	FINANCIAL YEAR AND ACCOUNTS	10
ARTICLE 14	AUDITORS	10
ARTICLE 15	SUPERSEDES OTHER AGREEMENT	10
ARTICLE 16	FORCE MAJEURE	11
ARTICLE 17	SETTLEMENT OF DISPUTES	12
ARTICLE 18	NOTICES	12
ARTICLE 19	ASSIGNMENT	12
ARTICLE 20	AMENDMENT	13
ARTICLE 21	DURATION OF AGREEMENT	13
ARTICLE 22	GOVERNING LAW	13
ARTICLE 23	TERMINATION	13

THIS AGREEMENT is made on the 19th day of BETWEEN April 2025 FOREST FIRST INTERNATIONAL INC, a company incorporated and governed under the laws of the state of Delaware USA and having an address at 445 , Francisco Street, San Francisco California 94133 USA (hereinafter referred to as “FFI”) of the one part, AND DEEPGREENX GROUP INC . a company incorporated and governed under the laws of Republic of South Korea, having its business address at 11 Vanderbilt Avenue, New York, NY 10017 (hereinafter referred to as “DXG ƒ ) of the other part . All of which are also hereinafter referred to singly as “the Party” and collectively as “the P arties’, WHEREAS: B. C A. FFI is the holder of the rights over a 60 - year concession agreement, sanctioned by the Government of Maluku, with participating land proprietors spanning a vast area of Forest, Mangroves and Coastal Assets (the Concession) . DXG is a holding company consisting of an array globally renown tech - based subsidiaries and influential personalities that could provide the desired solutions for FFI FFI and DXG had entered into a Strategic Alliance Memorandum which aims to explore every possible avenue, leveraging each other's strengths to maximize the potential value of the Concession and other possible business opportunities . Upon reaching a mutual agreement with regards to the identified area of collaboration, a separate agreement shall be executed by the Parties to affect the same . D. FFI intends, inter alia, to tokenize land rights, enabling landowners to recoup their investments without relinquishing ownership, thus ensuring transactional transparency and security for token investors . Funds will be deployed into investments that seek to generate measurable and beneficial environmental/social impacts within Malu/u and to garner substantial yield to the Token Holders and is desirous of assiqninq to the Joint Venture Corman the exclusive riqhts top manaqe and implement the monetization at a Bank - Grade standard of the Nature Based Assets component of the Concession (the “Rights”) via an Assiqnment Agreement (the “Assignment Agreement") . E. The Parties hereto are desirous to collaborate via a Joint Venture Company formed in Abu Dhabi Global Markets in the United Arab Emirates (UAE) . The parties have agreed to enter into this Agreement to regulate their relationship inter se as shareholders hereinafter defined and set out the terms and conditions under which the parties will record the financial, managerial, administrative and other arrangements agreed upon between the parties in relation to their participation in Joint Venture Company and the manner in which the affairs of the Joint Venture Company shall be regulated . - 2 - F. The Parties hereto acknowledge that the primary objective of entering into this Agreement is to fulfil and realise the objectives and aims of the joint venture herein and to that end the Parties shall cooperate and assist each other and do and cause to be done all such acts and things as may be necessary so that full effect may be given to the successful implementation of the joint venture contemplated upon the terms and conditions set forth in this Agreement NOW IT IS HEREBY AGREED AND DECLARED BY ALL PARTIES HERETO AS FOLLOW: ARTICLE 1 - DEFINITIONS 1.1 For the purpose of this Agreement, the following expressions shall have the meanings assigned to them, unless the context otherwise requires, as follows: "ADGM" "Agreement" "Assignment Agreement" "Concession" "Companies" "Effective Date" "Full Effective Date" "Joint Venture Company" means Abu Dhabi Global Markets, UAE means this Agreement; means the Assignment Agreement to entered into between FFI and the Joint Venture Company. means a 60 - year concession agreement, recognized by the local Government of Maluku, with participating land proprietors of the vicinity comprising of a vast area of Forest, Coastal assets and Mangroves . means FFI and DXG means the date of signing of this Agreement; means the date upon all the conditions precedent have been fulfilled. means the joint venture company bearing the registered name DeepGreenX Maluku Archipelago Holdings Limited . or any other name that is mutually agreed between the Parties

1.3 - 3 - 2,1 3.1 3.2 DXG and FFI have agreed to cooperate through the Joint Venture Company for the purposes referred to in Article 2 with each Party having the specific responsibilities set forth hereunder. ƒ Rlghts” means th • exclusive rights to manage and implement the monetization of the Nature Based Assets component of the Concession . 1.2 Words importing the singular shall include the plural and vice versa wherever the context so admits. The headings are for ease of reference only and shall not affect the interpretation or construction of this Agreement. ARTICLE 2 OBJECTS AND CONDITIONS PRECEDENT The objects of this Agreement are to provide for the operation of the Joint Venture Company and to provide security for the Investments made therein by FFI and the DXG . 2.2 With the exception of Article 3 . 1 , Article 8 . 1 (a) and (b) which shall be effective upon the occurrence of Effective Date, the Agreement shall be in full effect upon the following conditions having been wholly satisfied by the Parties as set forth hereinafter : (a) That FFI shall enter into the Assignment Agreement with the Joint Venture Company within 7 days from the incorporation date of the Joint Venture Company the draft of which is attached as Appendix A to this Agreement and ; (b) DXG fulfills successfully its obligation as stipulated under Article 8.1(a) and (b). 2.3 In the event that any of the conditions precedent as stipulated in Article 2 . 2 (a) and (b) could not be fulfilled within the stipulated period for whatever reasons, this Agreement shall be deemed terminated . ARTICLE 3 - THE JOINT VENTURE COMPANY The Joint Venture Company will be incorporated in Abu Dhabi, UAE with a paid - up capital in accordance to the requirement(s) prescribed by ADGM.

g 3 Subject to Article 3.4, the Board of Directors of the Joint Venture Company, hereinafter referred to as "the Board", shall comprise a maximum of 4 (four) Directors. 3.4 DXG shall be entitled to appoint 2 (two) Directors and FFI 2 (two) Directors. The Chairman of the Board shall be appointed from FFI's nominated Directors of the Board. g.5 The Chairman of the Board will have the right of a casting vote in the event of a deadlock during the voting session of any Board Meeting. - 4 - ARTICLE 4 - CHARACTER OF THE JOINT VENTURE COMPANY The Joint Venture Company, for the time being, shall be a private company limited by shares and incorporated in the State of Delaware USA. ARTICLE 5 CAPITALIZATION 5.1 For the time being, the Joint Venture Company shalt have an issued and paid - up capital in accordance to the requirement(s) prescribed by ADGM. 5.2 The contribution of each Party to the total Issued capital shall be as follows: (a) FFI shall contribute equal to Forty - Nine - point Nine percent (49.9%) of the total equity of the Joint Venture Company. (b) DXG shall contribute equal to Fifty - point One percent (50.1%) of the total equity of the Joint Venture Company. The Parties shall maintain the distribution of the equity as specified in Article 6.2 at all times unless otherwise mutually agreed by the Parties. ARTICLE 6 - EQUITY OWNERSHIP 6 . 1 The Joint Venture Company shall be wholly owned by DXG and FFI . DXG and FFI agree not to sell, convey or otherwise transfer or pledge any of Its shares to any person without the prior written consent of the other, provided always that such arrangement Shall not affect or prejudice the objects and purposes of this Agreement

6.2 - 5 - 6.3 T he ownership in the Joint Venture Company shall be held by the Parties in th• following percentage: Party Percentage FFI DXG 49,9% 50.1% 100 ƒ / The rights of the Parties to receive dividends and to cast votes as shareholders shall be proportionate to the percentages referred to In Article 6.2. 6.4 Notwithstanding anything on the contrary in this Agreement, FFI / DXG will have the first right of refusal to acquire the shares of DXG / FFI in the event DXG / FFI wishes to dispose thereof accordingly . ARTICLE 7 RESPONSIBILITIES OF FFI In addition to FFI responsibilities set forth elsewhere in this Agreement, they shall undertake the following: 7.1 (a) FFI shall ensure that the Rights to the Joint Venture Company shall remain throughout the Concession period subject always that the Joint V enture Company does not commit any major breach of the Assignment Agreement . (b) FFI will provide access to necessary ecological data, forests, and any other resources required for DXG to successfully fulfil its role. (c) FFI will collaborate with DXG and relevant Authorities having jurisdiction to ensure all regulatory and market requirements are met, including providing the legal framework for project implementation . (d) At their best endeavour, provide all other assistance reasonably contemplated as a Shareholder to the Joint Venture Company. (e) Non - conformance of Article 7.1(a) shall be deemed a major breach of this Agreement.

ARTICLE 8 - - 6 - RESPONSIBILITIES OF DXG 1. In addition to DXG responsibilities set forth elsewhere in this Agreement, DXG shall undertake under agreed terms and conditions the following: (a) DXG will be responsible for the tokenization at Bank Grade Standard of the Rights within 2 (two) months from the Effective Date. (b) DXG will be responsible for the sale of the Bank Grade Tokens in (a) above, datafication, certification, and productization activities for the projects related to the Rights which shall be concluded within 9 months from the date of this Agreement with an extension of an additional 3 months if required by DXG . (b) DXG will identify and manage third - party entities required to execute the projects and is authorised to appoint third party providers subject to written approval on any costs to be incurred and will also provide strategic advisory services to assist the Joint Venture Company in understanding and navigating the carbon credit market, biodiversity sectors, and other financial strategies . (d) At their best endeavour, provide all other assistance reasonably contemplated as a Shareholder to the Joint Venture Company. (e) Non - conformance of Article 8.1(a) and (b) shall be deemed a major breach of this Agreement. ARTICLE 9 - RELATIONSHIP WITH OTHER PARTY 1. Any relationship between the Joint Venture Company, DXG and FFI, acting in a capacity other than as the shareholders of the Joint Venture Company, arising from the responsibilities referred to in Articles 7 and 8 are intended to be legal or business relationship and shall be negotiated and contracted for directly between such parties and the Joint Venture Company . 2. It is expressly agreed that the Joint Venture Company is the intended beneficiary of the parties referred to in Article 9 . 1 . 3. Any relationship between the Joint Venture Company and any other party shall be negotiated and contracted for directly between such party and the Joint Venture Company .

10.1 - 7 - 10.3 10.4 ARTICLE 10 - OPERATION OF - THE COMPANY PERSONNEL OF THE JOINT VENTURE COMPANY (a) Directors The number of Directors and manner of appointment shall be in accordance with Articles 3 . 3 and 3 . 4 The Chairman of the Board shall be appointed among the Directors nominated by FFI . (b) Other Personnel The Management shall have the right to propose to the Board of the Organization Structure of the Joint Venture Company and appoint the appropriate personnel for the post . Such personnel shall be qualified, skilled and competent . 10.2 GENERAL MEETING The Joint Venture Company shall hold general meetings of the shareholders in accordance with the Articles of Association and the provision of the prevailing laws on Companies in ADGM . There shall be at least one annual general meeting and as many extraordinary general meetings of the shareholders as may be necessary for the purpose of conducting the business of the Joint Venture Company . At the annual general meeting the matters to be discussed for approval by the shareholders shall include the following : (a) the profit and loss accounts and balance sheet: (b) declaration of dividends; (c) appointment of Directors; (d) appointment of auditors; QUORUM The quorum at the general meeting of the Shareholders and the meeting of the Board shall be at least one from DXG and two from FFI. NOTICE OF MEETING (a) Subject to the provisions of the prevailing laws and any agreement for a shorter notice, a meeting of the shareholders and meeting of the Board of the Joint

Venture Company shall be called by notice in writing of not less than twenty - one (21) days Such notice shall contain, inter an agenda specifying the business to be transacted, date, time and place of the relevant meeting . - 8 - (b) Notwithstanding Artisle 10 . 3 and the absence of any member from any meeting after notice has been given in acsordance with Article 10 . 4 (a), the proceeding of such meeting shall be valid . Each board member may authorize another board member to vote on his behalf by a written proxy . 10.5 RESERVED MATTERS (a) The Board shall require the unanimous approval of all Parties for the reserved matters as follow: (i) any amendment to Memorandum & Articles of Association of the Company,' (ii) any disposal of assets of the Joint Venture Company exceeding 20% of the net tangible asset value of the Joint Venture Company: (iii) any increase in the paid - up capital of the Company; (iv) the filing for liquidation, receivership or reorganization under any bankruptcy laws or any similar action and (v) any change in the equity percentage as stipulated in Article 6.2. 10.6 IMPARTIALITY (a) The Parties shali cause the Board to operate in the best interests of the Joint Venture Company and not favour directly or indirectly any Party or any related company of any Party to the detriment of the Joint Venture Company . (b) Notwithstanding Article 10 . 6 (a) the Board shall utilize most of the facilities of the Parties or any of its related companies to perform the work undertaken by the Joint Venture Company or to support thereof if the CEO determines that such participation by the Parties or any of its related companies is desirable or necessary and in the best interest of the Joint Venture Company . 10.7 ASSISTANCE TO THE JOINT VENTURE COMPANY Each Party agrees to use its best efforts to assist the Joint Venture Company in the conduct of its business and to communicate to the Joint Venture Company promptly, information, requests and other matters of significance relating to the affairs of the Joint Venture Company received by such Party . Without limiting the generality of the f oregoing, each Party agrees that, upon any such request of the appointed head of management, it shall use its best efforts to — - 9 - (i) assist the head of management in engaging and retaining qualified managers and any other personnel that the Joint Venture Company may require in the conduct of Its business ; (ii) assist the Joint Venture Company in respect of Its relationship with any Government authorities and/or institutions, foreign and domestic. 10.8 CONFIDENTIAL INFORMATION No party shall disclose to any third party, other than in response to legal requirements, or make use of any information relating to the trade or business secrets, technical Information, know - how or other confidential information of the other Party which has been made available to the Joint Venture without the prior written consent of the Party who submitted such information . This restriction is without limitation of time . ARTICLE 11 - INTELLECTUAL PROPERTY Whenever it is necessary, the Parties agree to grant the Joint Venture Company the user rights over any of their intellectual property required to fulfil the objectives of the joint venture subject to terms and conditions to be mutually agreed upon under a separate agreement . ARTICLE 12 - PROFITS AND DIVIDENDS 1. DISTRIBUTION OF PROFITS The Parties hereby agree to cause their respective Directors to vote as to cause the Joint Venture Company to distribute to the Parties annually all the profits of the Joint Venture Company, except to the extent that such profits are reserved or capitalized or the shareholders unanimously decide otherwise . 2. PAYMENT OF DIVIDENDS (a) The dividends declared must be in United States Dollars . However, the dividends payable by the Joint Venture Company to the Shareholders may be made in any currency requested by the Shareholders in equal value .

(b) The dividends payable to the shareholders shall be subject to deduction of tax at source if so required at the time of payment of the dividends. - 10 - (c) The Board shall recommend the quantum of dividends to be distributed to the shareholders which shall be approved by the shareholders at the annual general meeting . The dividend shall be paid to the shareholders on such dates as may be determined by the Board but not later than three (3) months from the date of the annual general meeting . ARTICLE 13 13.1 FINANCIAL YEAR FINANCIAL YEAR AND ACCOUNTS Unless it is required by any prevailing Laws, the financial year of the Joint Venture Company shall be from 1st January to 31st December. 13.2 ACCOUNTS (a) The Joint Venture Company shall maintain Its accounts and books of accounts in accordance with the relevant laws. (b) The profit and loss accounts and balance sheet including any reports shall be presented to the Board and the general meeting of the shareholders In English . The abovementioned documents shall be considered confidential unless the Board classified otherwise . ARTICLE 14 AUDITORS The Auditors to be selected by the Joint Venture Company must have an association with a certified public accounting firm in accordance to the requirements of ADGM. ARTICLE 15 SUPERSEDES OTHER AGREEMENT This Agreement shall supersede any other agreements entered into by the parties prior to the Effective Date.

ARTICLE 16 FORCE MAJEURE 16.1 No Party shall be in breach of its obligations under this Agreemen t If it Is unable to perform such obligations as a result of the occurrence of an event of Force Majeure . An event of Force Majeure shall mean an event not within the control of such Party which it is unable to prevent avoid or remove and shall include, but not limited to, acts of God, Government intervention, war whether declared or not, hostilities, invasion, armed conflict, act of foreign enemy, riot, insurrection strike, revolution or usurped power, act of terrorism, sabotage or criminal damage, natural disasters, Including, but not limited to, earthquakes, volcanic eruption, lightning, hurricanes, floods and fires . If one or more of the events specified in this Article should occur, the Party shall, for the duration of such events, be relieved of any such obligation under this Agreement as is affected by the said events provided that : (a) the provisions of this Agreement shall remain in force with regard to all other obligations - , and (b) the Parties shall resume their obligations under this Agreement upon the cessation of such event. 16.2 Upon the occurrence of an event of Force Majeure, the Party declaring the Force Majeure, as the case may be, shall inform the other within thirty (30) days from the date of the Force Majeure, and as soon as practicable send a confirmation in detail of the occurrence and circumstances of the Force Majeure issued by a competent governmental authority of the Parties respectively . 1s.3 i mplementation of the Party's obligations which are affected by an event of Force Majeure specified in Article 16 . 1 shall be suspended for the period of the said Force Majeure, provided that all reasonable measures to mitigate any delay or interruption to the obligations are taken . 16.4 The Party shall inform the other, within fifteen (15) days, when the said event of Force Majeure has ended. 16.5 In the event of Force Majeure, the period of fulfillment of the obligations under this Agreement of the Party declaring the Force Majeure shall be extended proportionally to the period of suspension of its obligation . 16 . 6 If an event of Force Majeure continues up to sixty (60) days in succession, the Parties shall, immediately thereof, discuss and agree upon, within thirty (30) days, the appropriate measures to be taken for the implementation of their obligations or to terminate this Agreement and to reimburse the Party/Parties for any payment made in accordance to this Agreement . - 11

ARTICLE 17 - SETTLEMENT OF DISPUTES

17.1 In the event of a dispute between the Parties concerning any aspect of this Agreement, such dispute shall be resolved as follows:

(a) initially, the Parties shall meet formally and attempt, in good faith, to resolve the dispute. Each Party shall ensure that its representative at such meeting is empowered to reach a compromise solution. Either Party may request for such a meeting by written notice to the other which shall be held within thirty (30) calendar days from such notice; and

(b) In the event the Parties fail to resolve the dispute, then the matter shall be referred to ADGM Arbitration Centre.

ARTICLE 18 - NOTICES

18 1 Any notice herein required or desired be given by one Party to the other shall be made in writing which may either be personally served or send by telex, facsimile or registered mail or email and shall be deemed to have been given as follows:

(a) If personally served, when served;

(b) If by telex or by facsimile, upon completion of transmission thereof on the telex or facsimile machine to the proper address and telex or facsimile number with the confirmed answer back; or

(c) if registered mailed, when mailed.

(d) if by email, when emailed

18.2 Any notice herein required or desired be given by one Party to the other shall be sent to the authorised signatory representing each party of this Agreement:

18.3 The Parties shall inform each other immediately about a change in their respective email addresses.

ARTICLE 19 - ASSIGNMENT

No Party may transfer and/ or assign this Agreement or Its rights or delegate its obligations under this Agreement without the prior written consent of the other Party, unless provided otherwise.

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ARTICLE 20 - - 13 - AMENDMENT This Agreement may be amended by mutual agreement of the Parties. All such amendments must be made in writing and slgned by duly authorized representatives of the Parties. ARTICLE 21 DURATION OF AGREEMENT Subject to the conditions precedent being fulfilled, this Agreement shall remain in force from the Effective Date until all obligations of the Parties hereunder are either waived, discharged or excused, whichever first occurs . This Agreement can be terminated with immediate effect in case of significant contract violation of the other party . ARTICLE 22 - GOVERNING LAW This Agreement shall be governed by, and construed in accordance with, the laws of ADGM. ARTICLE 23 - TERMINATION OF AGREEMENT Event of Default 23 . 1 Each Party shall be entitled by giving written notice to the other Party in default (“Defaulting Party”) to terminate this Agreement on the occurrence of any of the following events (hereinafter referred to as the "Events of Default ƒ ) - (c) (a) If the Defaulting Party is in material breach of its Obligations, Covenants, Representations, Warranties or Undertaking under this Agreement and such breach, if capable of remedy has not been remedied within thirty (30) days following the written notice to that effect having been served on the Defaulting Party ; (b) If a Court order shall be made or an effective Resolution being passed for the Winding - Up, Voluntary or otherwise, of the Defaulting Party otherwise than in the course of Reconstruction or Amalgamation ; If the Defaulting Party shall be Oissolved or Liquidated, as the case may be, or is Unable or Admits to inability to pay its debts as and when they fall due, the

(q - 14 - value of its Assets being less than its liabllities or Declaration of a Moratorium in respect of any of its indebtedness; (d) If there shall be any Corporate Actlon, Legal Proceedings or other Procedure (or any analogous Procedure or Step being taken in any jurisdiction) in relation to the suspension of Payments, a Moratorium of any Indebtedness, Winding - Up, Dissolution, Administration or Reorganization (by way of Voluntary Arrangement, Scheme of Arrangement or otherwise) ; or a Composition, Assignment or Arrangement with any Creditor or there shall be any appointment of a Liquidator, Receiver, Administrative receiver or other similar Officer in respect of any of the substantial part of the Defaulting Party's assets or if possession shall be taken of a substantial part of the Defaulting Party's asset on behalf of any Creditor or Creditors ; (e) If the Defaulting Party shall sell, transfer or otherwise dispose of its beneficial interest in any of its Shares in the Company to any other person or entity; If any Consent, Approval or Authorization necessary for the Parties to enter and perform this Agreement is Refused, Withdraw, Modified, Terminated or Expired or is not in full force and effect and as a result thereof the Defaulting Party is not able to render and perform its obligations for the purpose of the Agreed Business ; (g) If the Defaulting Party ceases or threatened to cease to carry on the whole or any substantial part of its business other than in the course of a scheme of Reconstruction or Amalgamation ; or (h) If there is an occurrence of change which, in the reasonable opinion and based on the bona fide consideration of the non - defaulting Party, appears likely that such change will have a material and adverse effect to its business, operations and financial conditions or that it will be unlikely to be able to meet its obligations under this Agreement . 23.2. Subject to clause 23 . 1 abovementioned, in any occurrence of such Events of Default the non - defaulting Party may elect to give written notice in notifying the Defaulting Party to remedy the defaults within a specific period of time as may be given in the written notice served thereof . C onsequences of Default 3. At the expiry of the period of time stipulated in the written notice for the Defaulting Party in remedying its Events of Default and the Defaulting Party fails or failed to remedy the said defaults (if capable of remedy), then in any such events, the non - defaulting Party may elect, at its SOLE discretion to give and serve a written notice to the Defaulting Party for one of the following purposes — (a) To sell all of its Shares to the Defaulting Party at fair value; or

(b) - 15 - To require the Defaulting Party withln fourteen (14) days from the date such written notice is received to sell of its Shares to the non - defaulting Party at fair value ; or (c) To procee d t o liquidate the Company with the proceeds of liquidation to be distributed o n a pro - rated basis based on the Shares owned by each respective Party . 2 3.4 The termination of this Agreement due to any cause in accordance with clause 23 . 1 abovementioned shall not release any Party from any liability which at the time of termination has already been accrued, or which thereafter may accrue in respect of any act or omission prior to such termination or which has accrued in consequence of this clause, affect any provisions contained in this Agreement which is expressly or by implication provided to come into effect on or to continue in effect after termination of this Agreement or affect any remedy obtainable by the Parties pursuant to Article 23 hereof . 5. This Agreement shall remain in full force and effect for as long as it shall be necessary (pursuant to each clause of this Agreement) to fulfill and give effect to the arrangements and undertakings contained in this Agreement . 6. Notwithstanding to the contrary, Article 23 is fully subjected always to the conditions precedent have been fully satisfied .

IN WITNESS WHEREOF the parties hereto hereunto set their hands the day and year first above witten. Signed for and on behalf of FOREST FIRST INTERNATIONAL INC in the presence of: FAE MOHD YUSOH - 16 - Signed for and on behalf of DEEPGREENX GROUP INC. in the presence of: KEVIN K WU CAO